Exhibit 99.1

March 1, 2004	CONTACT:	Randy Wheeless
	Phone:	704/382-8379
	24-Hour:	704/382-8333

DUKE ENERGY SUBSIDIARY CHANGES FORM OF ORGANIZATION

CHARLOTTE, N.C. — Duke Capital Corporation, a subsidiary of Duke Energy, has changed its form of organization from a Delaware corporation to a Delaware limited liability company, effective today. The subsidiary will now be known as Duke Capital LLC.

The conversion to an LLC will provide greater tax efficiency at the state level but will have no further impact on the company or holders of securities in Duke Energy or Duke Capital. Duke Capital will now exist as a limited liability company and retain all of its rights, obligations and assets. More information on the conversion is available on the Duke Energy website at http://www.duke-energy.com/investors/llc.

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in North America and selected international markets. In 2004, the company celebrates a century of service with the 100th anniversary of its electric utility Duke Power. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

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